EXHIBIT 99.4

LETTER TO BROKERS AND OTHER NOMINEE HOLDERS
CAPITAL BANK CORPORATION
Up to 5,000,000 Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

[          ], 2011

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the “Rights Offering”) by Capital Bank Corporation (the “Company”) of shares of its common stock, no par value per share (“Common Stock”), which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record (the “Recordholders”) of Common Stock as of 5:00 p.m., Eastern Standard time, on January 27, 2011 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus dated [          ], 2011, which is enclosed with this letter (the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate of 5,000,000 shares of Common Stock to be issued upon the exercise of the Subscription Rights, as described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern Standard time, on [          ], 2011, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”) or cancel the Rights Offering earlier.

As described in the Prospectus, each Recordholder will receive, at no charge, 0.3882637 Subscription Rights for each share of Common Stock owned on the Record Date. Each whole Subscription Right will entitle you to purchase one share of our Common Stock at a subscription price of $2.55 per share of Common Stock, subject to an overall beneficial ownership limit of 4.9% for each participant as described below. Fractional Subscription Rights will be eliminated by rounding down to the nearest whole number of Subscription Rights and may not be exercised. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 388.2637 Subscription Rights and would have the right to purchase 388 shares of Common Stock (rounded down from 388.2637 Subscription Rights) for $2.55 per share.

Each participant in this Rights Offering is generally subject to an overall beneficial ownership limit of 4.9%. Any rights exercised by a Recordholder for Common Stock subscribed for by that Recordholder that would cause such holder to go over the 4.9% ownership limit will not be considered exercised or subscribed for by that Recordholder, and the portion of the subscription price paid by a Recordholder for such unexercised Subscription Rights will be returned to that Recordholder, without interest or penalty, as soon as practicable after completion of the Rights Offering.

There is no over-subscription privilege associated with the Rights Offering. In addition, no shareholder will backstop the Rights Offering. No Recordholder will have the opportunity to purchase additional shares not purchased by other shareholders in the Rights Offering.

Each holder of Subscription Rights will be required to submit payment in full for all of the shares of Common Stock that the holder wishes to buy pursuant to the exercise of the holder’s Subscription Rights to Registrar and Transfer Company (the “Subscription Agent”) by no later than 5:00 p.m., Eastern Standard time, on the Expiration Date. Any excess subscription payment that any holder may pay to the Subscription Agent in the Rights Offering will be returned to the holder by the Subscription Agent, without interest or penalty, as soon as practicable following the completion of the Rights Offering. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the Recordholder to any other party, and are not evidenced by any certificate.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Election Form to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Election Form be issued.

If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights, you will be required to submit a Subscription Rights Election Form and to certify to the Company, the Subscription Agent and the information agent, with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for in the Rights Offering.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the information agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

•	Prospectus;

•	A Subscription Rights Election Form;

•	Instructions For Use of Capital Bank Corporation Subscription Rights Election Form;

•	A form of letter that you may send to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•	Nominee Holder Certification, which must be completed and submitted by you if you exercise the Subscription Rights; and

•	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you must deliver the properly completed and signed Subscription Rights Election Form, together with the Nominee Holder Certification and payment in full of the total subscription amount that is required for all of the shares subscribed for in the Rights Offering, to the Subscription Agent as described further in the Prospectus. Do not send the Subscription Rights Election Form, Nominee Holder Certification or payment to the Company. The properly completed and signed Subscription Rights Election Form and Nominee Holder Certification, accompanied by full payment of the total subscription amount, must be received by the Subscription Agent, and your payment must clear, by no later than 5:00 p.m., Eastern Standard time, on the Expiration Date. Failure to return the properly completed Subscription Rights Election Form and Nominee Holder Certification with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights (unless we are required by law to permit revocation). Subscription Rights not exercised before 5:00 p.m., Eastern Standard time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from our information agent, Eagle Rock Proxy Advisors LLC, by calling (908) 497-2340.

Very truly yours,

CAPITAL BANK CORPORATION

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CAPITAL BANK CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.